UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):
April 4, 2006

THE COCA-COLA COMPANY
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	001-02217 (Commission File Number)	58-0628465 (IRS Employer Identification No.)

One Coca-Cola Plaza Atlanta, Georgia (Address of principal executive offices)	30313 (Zip Code)

Registrant's telephone number, including area code: (404) 676-2121

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

□	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
□	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
□	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
□	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Definitive Material Agreement

On April 4, 2006, the Board of Directors of The Coca-Cola Company (the "Company") adopted the Compensation Plan for Non-Employee Directors of The Coca-Cola Company (the “Compensation Plan”). The Compensation Plan, which takes effect in 2006, consists entirely of equity-based remuneration payable only when the Company meets pre-defined performance targets. The Compensation Plan also provides the option for the Board of Directors to make a one-time cash award to any new Director. A copy of the Compensation Plan is attached hereto as Exhibit 99.1 and incorporated herein by reference.

The Compensation Plan grants directors equity share units each year equal to a flat fee of $175,000 payable only upon the attainment of pre-defined performance targets. When the performance target is met at the end of the performance period, the share units will be payable in cash. Should the performance target not be met, all share units and hypothetical dividends would be forfeited in their entirety.

The Compensation Plan replaces the existing compensation structure under which directors received an annual retainer of $125,000, of which $50,000 was paid in cash and $75,000 accrued in share units. This structure also provided additional fees for such duties as chairing board committees and attending board and committee meetings. All these fees have been eliminated under the Compensation Plan.

For 2006, the Board of Directors set an initial three-year performance target of 8 percent compounded annual growth in earnings per share.  The Company will use its 2005 earnings per share of $2.17 (after considering items impacting comparability) as the base for this percentage growth calculation.

The Board of Directors also amended The Coca-Cola Company Deferred Compensation Plan for Non-Employee Directors to permit deferrals of compensation received under the Compensation Plan. A copy of The Coca-Cola Company Deferred Compensation Plan for Non-Employee Directors is attached hereto as Exhibit 99.2 and incorporated herein by reference.

Item 9.01(c).	Exhibits
Exhibit 99.1	Compensation Plan for Non-Employee Directors of The Coca-Cola Company
Exhibit 99.2	The Coca-Cola Company Deferred Compensation Plan for Non-Employee Directors

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE COCA-COLA COMPANY (REGISTRANT)
Date: April 5, 2006	By: /s/ Geoffrey J. Kelly Geoffrey J. Kelly Senior Vice President and General Counsel

Exhibit Index

Exhibit No.	Exhibits
Exhibit 99.1	Compensation Plan for Non-Employee Directors of The Coca-Cola Company
Exhibit 99.2	The Coca-Cola Company Deferred Compensation Plan for Non-Employee Directors